Exhibit 99.1



                      ILINC EXTENDS SENIOR NOTES UNTIL 2012


PHOENIX, Arizona (January 16, 2009) - iLinc Communications, Inc. (AMEX:ILC), a leader in web conferencing, desktop video conferencing software and collaboration solutions, today announced an agreement to extend its $2.9 million in senior debt until January 15, 2012. Those senior unsecured notes were due for payment, prior to amendment, on July 15, 2010. By written approval of note holders, the term of the unsecured senior notes was extended in exchange for prepayment of twelve and a half percent (12.5%) of the outstanding principal balance. Phoenix based Cerberus Financial, Inc., as note agent, assisted the Company in negotiation of the note extension.

"We are pleased to have obtained an extension of the due date of our senior notes during these unprecedented capital market conditions," noted James L. Dunn, Jr., Senior Vice President and Chief Financial Officer of iLinc. "Extending the maturity date provides more time to leverage our growing Software as a Service (SaaS) subscription model," concluded Mr. Dunn.

PRESS CONTACT:
James L. Dunn, Jr.
Sr. Vice President & CFO
602-952-1200

ABOUT ILINC COMMUNICATIONS, INC.
iLinc, a recognized leader in web conferencing, desktop video conferencing software and collaboration solutions, aims to revolutionize the way organizations meet and communicate. Through its software and services, iLinc liberates people by enabling them to get more done, travel less, achieve work-life balance while preserving the environment. iLinc offers the only enterprise-class web and video conferencing software that allows customers to choose between a software-as-a-service (SaaS) rental model or a traditional software purchase model, in combination with hosting by iLinc or on-premise installation. iLinc is headquartered in Phoenix, Arizona. For more visit WWW.ILINC.COM/INVESTORS.